Exhibit 10.1

Execution Copy

SECOND AMENDMENT TO CREDIT AGREEMENT

SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of March 5, 2014 (this “Amendment”), by and among J. CREW GROUP, INC., a Delaware corporation (the “Borrower”) (which on the Effective Date was merged with Chinos Acquisition Corporation, a Delaware corporation, with the Borrower being the surviving entity of such merger), BANK OF AMERICA, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents, and each lender party hereto (collectively, the “Lenders” and individually, each a “Lender”).

WHEREAS:

A. The Borrower, Chinos Intermediate Holdings B, Inc. (“Holdings”), the Administrative Agent, the Collateral Agent and the Lenders are parties to that certain Credit Agreement, dated as of March 7, 2011 (as amended by that certain First Amendment to Credit Agreement, dated as of October 11, 2012, amended hereby, and as may be further amended, restated, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), pursuant to which the Lenders agreed, subject to the terms and conditions thereof, to extend credit and make certain other financial accommodations available to the Borrower;

B. The Borrower has informed the Administrative Agent that the Borrower intends to refinance the Term Facility in order to, among other things, increase the principal amount thereof to an amount not to exceed $1,600,000,000, the proceeds of which shall be used, together with cash on the balance sheet of the Borrower, to, among other things, redeem in full the Senior Notes, together with premium and accrued interest thereon to the date of redemption; and

C. In connection with the foregoing, the Borrower has requested that the Lenders agree to amend the Credit Agreement as set forth herein, and the Lenders have agreed to such amendments, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties signatory hereto agree as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Credit Agreement.

2. Amendments to Credit Agreement. Subject to the satisfaction of the conditions precedent specified in Section 4 below:

(a) Additional Definitions. Section 1.1 of the Credit Agreement is hereby amended to include, in addition and not in limitation, the following definitions in proper alphabetical order:

(i) “Claims” has the meaning specified in the definition of “Environmental Claim”.

(ii) “Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

(iii) “Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

(iv) “Impacted Loans” has the meaning specified in Section 3.3.

(v) “LIBOR” has the meaning specified in the definition of “Eurocurrency Rate”.

(vi) “Second Amendment” means the Second Amendment to Credit Agreement, dated and effective as of the Second Amendment Effective Date, by and among the Borrower, the Administrative Agent, the Collateral Agent and the Lenders party thereto.

(vii) “Second Amendment Effective Date” means March 5, 2014.

(viii) “Senior Notes Redemption” means either (1) the prepayment, redemption or purchase of all of the Senior Notes in full, together with the payment of any premium and accrued interest thereon to the date of redemption, or (2) notice for redemption or repayment of all of the Senior Notes shall have been given in accordance with the Senior Notes Indenture and proceeds sufficient to redeem or repay in full the Senior Notes and pay any premium and accrued interest to the date of redemption shall have been deposited with the trustee under the Senior Notes Indenture in satisfaction and discharge thereof in accordance with its terms, in either case with the proceeds of extensions of credit under the Term Facility Credit Agreement and cash on hand of the Borrower.

(ix) “Spring 2014 Refinancing Transaction” means, collectively, (1) subject to Section 9.14 and the Intercreditor Agreement, the entering into of the Term Facility Credit Agreement providing for, among other things, extensions of credit thereunder, (2) the making of the extensions of credit under the Term Facility Credit Agreement and the substantially simultaneous consummation of the Senior Notes Redemption in connection therewith, (3) the consummation of any other transactions related to the foregoing, and (4) the payment of any fees and expenses incurred in connection with any of the foregoing.

(x) “Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

(b) Deleted Definitions. Section 1.1 of the Credit Agreement is hereby further amended by deleting the definition of “BBA Rate” in its entirety.

(c) Amended Definitions. Section 1.1 of the Credit Agreement is hereby further amended as follows:

(i) The definition of “Change in Law” is hereby deleted in its entirety and the following is substituted in its stead:

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (excluding the taking effect after the date of this Agreement of a law, rule, regulation or treaty adopted prior to the date of this Agreement), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all Laws relating thereto, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto, and (y) all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case for purposes of this Agreement, be deemed to be adopted subsequent to the date hereof.

(ii) The definition of “Consolidated EBITDA” is hereby amended by replacing the “;” at the end of clause (a)(xii) thereof with “, plus” and inserting the following new clause (a)(xiii):

“(xiii) any net loss from disposed or discontinued operations or from operations expected to be disposed of or discontinued within twelve months after the end of such period;”

(iii) The definition of “Consolidated EBITDA” is hereby further amended by replacing the “.” at the end of clause (b)(ii) thereof with“, plus” and inserting the following new clause (b)(iii):

“(iii) any net income from disposed or discontinued operations or from operations expected to be disposed of or discontinued within twelve months after the end of such period.”

(iv) Clause (c) of the definition of “Excluded Subsidiary” is hereby deleted in its entirety and the following is substituted in its stead:

“(c) any Domestic Subsidiary that is a disregarded entity for United States Federal income tax purposes substantially all of the assets of which consist directly or indirectly of Equity Interests in one or more Foreign Subsidiaries,”

(v) The definition of “Eurocurrency Rate” is hereby deleted in its entirety and the following is substituted in its stead:

“Eurocurrency Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the ICE Benchmark Administration London Interbank Offered Rate or such other rate per annum as is widely recognized as the successor thereto if the ICE Benchmark Administration LIBOR Rate is no longer making a London Interbank Offered Rate available (“LIBOR”), as published by Bloomberg (or other commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m.,

London time, two (2) Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided, that if such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one (1) month commencing that day, or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one (1) month would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

(vi) The definition of “Interest Period” is hereby deleted in its entirety and the following is substituted in its stead:

“Interest Period” means, as to each Eurocurrency Rate Loan or any BA Rate Loan, the period commencing on the date such Eurocurrency Rate Loan or BA Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan or BA Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent consented to by each applicable Lender, twelve months (or such period of less than one month as may be consented to by each applicable Lender), as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the applicable Scheduled Termination Date of the Class of Loans of which the Eurocurrency Rate Loan is a part.

(vii) The definition of “Loan Documents” is hereby deleted in its entirety and the following is substituted in its stead:

“Loan Documents” means, collectively, (a) this Agreement, (b) the Revolving Credit Notes, (c) any Incremental Amendment and any Extension Amendment, (d) the Guaranty, (e) the Fee Letter and any other fee letter entered into between the Borrower and the Administrative Agent in connection with this Agreement, (f) each Letter of Credit Reimbursement Agreement, (g) the Collateral Documents, (h) the Issuer Documents, (i) the First Amendment, and (j) the Second Amendment.

(viii) Clause (b) of the definition of “Obligations” is hereby deleted in its entirety and the following is substituted in its stead:

“(b) obligations of any Loan Party arising under any Secured Hedge Agreement other than Excluded Swap Obligations, and”

(ix) The definition of “Term Facility Credit Agreement” is hereby deleted in its entirety and the following is substituted in its stead:

“Term Facility Credit Agreement” means that certain amended and restated credit agreement, dated as of Second Amendment Effective Date, among the Borrower, Holdings, the guarantors party thereto, the lenders party thereto and Bank of America, as administrative agent and collateral agent, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent permitted by this Agreement and the Intercreditor Agreement.

(x) The definition of “Transaction Expenses” is hereby deleted in its entirety and the following is substituted in its stead:

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Transactions, the Spring 2014 Refinancing Transaction, this Agreement, the Second Amendment and the other Loan Documents and the transactions contemplated hereby and thereby.

(xi) The definition of “Weighted Average Life to Maturity” is hereby deleted in its entirety and the following is substituted in its stead:

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided, that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

(d) Amendment to Section 1.2. Section 1.2 is hereby amended by adding the following new clause (f) immediately following clause (e) thereof:

“(f) For purposes of determining compliance with any Section of Article IX, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Affiliate transaction, Contractual Obligation, or prepayment of Indebtedness meets the criteria of one or more of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time, shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time.”

(e) Amendment to Section 2.4(b). Section 2.4(b) is hereby deleted in its entirety and the following is substituted in its stead:

“(b) In no event shall the expiration date of any Letter of Credit be more than one (1) year after the date of issuance thereof unless the Administrative Agent and the applicable Issuer have approved such later expiry date; provided, however, that any Letter of Credit with a term less than or equal to one (1) year may provide for the renewal thereof for additional periods, less than or equal to one (1) year, as long as, on or before the expiration of each such term and each such period, the Borrower and the Issuer of such Letter of Credit shall have the option to prevent such renewal; provided further, that, for any Letter of Credit having an expiration date after the Schedule Termination Date, the Borrower agrees to deliver to the applicable Issuer on or prior to the date that occurs five (5) Business Days prior to the Scheduled Termination Date a letter of credit or letters of credit in form and substance reasonable acceptable to the Administrative Agent and the applicable Issuer issued by a bank acceptable to the Administrative Agent and the applicable Issuer, in each case in their sole discretion, and/or cash collateral in an amount equal to 101% of the maximum drawable amount of any such Letter of Credit.”

(f) Amendment to Section 3.1(d). The first sentence of Section 3.1(d) is hereby amended by deleting the reference to “Section 7701(a)(3) of the Code” appearing therein and replacing it with “Section 7701(a)(30) of the Code”.

(g) Amendment to Section 3.1(f). Section 3.1(f) is hereby amended by deleting the word “Participation” appearing therein and replacing it with “participation”.

(h) Amendment to Section 3.3. Section 3.3 is hereby deleted in its entirety and the following is substituted in its stead:

“SECTION 3.3 Inability to Determine Rates. If the Requisite Lenders reasonably determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a BA Rate Loan, as applicable, or a conversion to or continuation thereof that (a) deposits (whether in Dollars or the applicable Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan (or BA Rate Loan, as applicable) (in each case, with respect to this clause (a), “Impacted Loans”), (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate or BA Rate Loan, as the case may be, for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or BA Rate Loan, as the case may be, or in connection with an existing or proposed Base Rate Loan or Canadian Prime Rate Loan, as the case may be, or (c) the Administrative Agent or the Requisite Lenders determine that the Eurocurrency Rate or BA Rate, as applicable, for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or BA Rate Loan, as applicable, does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans or BA Rate Loan, as applicable, shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Adjusted Eurocurrency Rate component of the Base Rate, the utilization of the Adjusted Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Requisite Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or BA Rate Loans, as applicable, or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans or Canadian Prime Rate Loan, as the case may be, in the amount specified therein.

Notwithstanding the foregoing, if the Requisite Lenders have made the determination described in clause (a) of this Section 3.3, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans (it being understood and agreed that in no event shall such alternative rate be any higher than the Base Rate at such time), in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section or (2) the Administrative Agent notifies the Borrower, or the Requisite Lenders notify the Administrative Agent and the Borrower, that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans.”

(i) Amendment to Section 7.1(f). Section 7.1(f) is hereby deleted in its entirety and the following is substituted in its stead:

“(f) quarterly, at a time mutually agreed with the Administrative Agent that is promptly before or after the delivery of the information required pursuant to clause (a) above and the information delivered pursuant to clause (b) above for each Fiscal Quarter, participate in a conference call for Lenders to discuss the financial condition and results of operations of the Borrower and its Subsidiaries for the most recently-ended fiscal period, which requirement may be satisfied by including the Lenders and the Administrative Agent on quarterly conference calls with the Term Facility Lenders or the noteholders in respect of the Senior Notes.”

(j) Amendment to Section 7.1. The penultimate paragraph in Section 7.1 is hereby deleted in its entirety and the following is substituted in its stead:

“Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 7.1 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower that directly or indirectly holds all of the Equity Interests of the Borrower or (B) the Borrower’s or such entity’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower, such financial statements are accompanied by unaudited consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or such parent), on the one hand, and the information relating to the Borrower and its consolidated Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such financial statements are in lieu of financial statements required to be provided under Section 7.1(a), such materials are, to the extent applicable, accompanied by a report and opinion of KPMG LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.”

(k) Amendment to Section 7.2(f). Section 7.2(f) is hereby deleted in its entirety and the following is substituted in its stead:

“(f) prior to or concurrent with the making of any Specified Payment (or, alternatively, and solely in connection with any Specified Payment constituting an Investment (other than (i) a Permitted Acquisition or (ii) any Investment that individually or, when aggregated with all prior Investments made in the same Fiscal Quarter, exceeds $25,000,000), together with the delivery of the Compliance Certificate delivered pursuant to Section 7.2(a) for the applicable Fiscal Quarter in which such Investment is made), a detailed calculation of the Fixed Charge Coverage Ratio and projected Excess Availability as required pursuant to clauses (b) and (c) of the definition of “Payment Conditions” or “RP Conditions”, as applicable, together with a certification that no Event of Default existed or arose as a result of the making of such subject Specified Payment and, in the case of any Permitted Acquisition, that the requirements of the definition of “Permitted Acquisitions” shall have been satisfied; and”

(l) Amendment to Section 8.13(b). The first sentence of Section 8.13(b) is hereby amended by deleting the phrase “sole discretion” appearing therein and replacing it with the phrase “reasonable discretion”.

(m) Amendment to Section 9.3(p). Section 9.3(p) is hereby deleted in its entirety and the following is substituted in its stead:

“(p) (i) Indebtedness in an aggregate principal amount not to exceed $1,475,000,000 (or, after giving effect to the Spring 2014 Refinancing Transaction, $1,875,000,000) at any time outstanding under the Term Facility and (ii) the amount of obligations in respect of (ii)(A) obligations under Secured Hedge Agreements and (B) Cash Management Obligations (in the case of each of the foregoing clauses (A) and (B), as defined in the Term Facility Credit Agreement) at any time outstanding and not incurred in violation of Section 9.3(f), in each case and, in respect of clauses (i) and (ii), any Permitted Refinancing thereof;”

(n) Amendment to Section 9.3(q). Section 9.3(q) is hereby deleted in its entirety and the following is substituted in its stead:

“(q) unless the Senior Notes Redemption has been consummated, (i) Indebtedness in respect of the Senior Notes (including any guarantees thereof) and (ii) any Permitted Refinancing thereof;”

(o) Amendment to Section 9.6(f). Section 9.6(f) is hereby amended by deleting the phrase “$15,000,000 in any calendar year” appearing therein and replacing it with the phrase “$15,000,000 (which shall increase to $25,000,000 after consummation of a Qualifying IPO) in any calendar year (prior to giving effect to any amounts carried over from prior years)”.

(p) Amendment to Section 9.6(g)(iii). Section 9.6(g)(iii) is hereby deleted in its entirety and the following is substituted in its stead:

“(iii) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof which does not own other Subsidiaries besides Holdings, its Subsidiaries and the direct or indirect parents of Holdings to pay) (A) franchise taxes and other fees, taxes and expenses required to maintain its (or any of such direct or indirect parent’s) corporate existence or (B) costs and expenses incurred by it or any of its direct or indirect parents in connection with such entity being a public company, including costs and expenses relating to ongoing compliance with federal and state securities laws and regulations, SEC rules and regulations and the Sarbanes-Oxley Act of 2002;”

(q) Amendment to Section 9.12. Section 9.12 is hereby deleted in its entirety and the following is substituted in its stead:

“Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest and mandatory prepayments of principal and interest shall be permitted) any Indebtedness, except (i) so long as the Payment Conditions are satisfied after giving effect thereto, any prepayment, redemption, purchase, defeasance or other satisfaction of any Indebtedness; (ii) the refinancing of any Indebtedness with the Net Cash Proceeds of, or in exchange for, any Permitted Refinancing, to the extent not required to be applied to prepayments pursuant to the Term Facility; (iii) the conversion (or exchange) of any Indebtedness to Equity Interests (other than Disqualified Equity Interests) or Indebtedness of Holdings or any of its direct or indirect parents; (iv) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary owed to Holdings, the Borrower or a Restricted Subsidiary or the prepayment of any Indebtedness with the proceeds of any other Indebtedness otherwise permitted by Section 9.3; (v) any Permitted Refinancing of any Indebtedness; (vi) any prepayment, redemption, purchase, defeasance or other satisfaction with the Net Cash Proceeds of any Permitted Equity Issuance; (vii) the prepayment of Indebtedness incurred pursuant to clauses (e), (f), (h), (k) and (v) of Section 9.3; and (viii) the Senior Notes Redemption pursuant to the Spring 2014 Refinancing Transaction.”

(r) Amendment to Section 9.15. Section 9.15 is hereby amended by deleting clause (i) thereof in its entirety and substituting the following in its stead:

“(i) its direct ownership of the Equity Interests of the Borrower and its indirect ownership of the Equity Interests of the Subsidiaries of the Borrower,”

3. Representations and Warranties. The Borrower represents and warrants to the Administrative Agent, the Collateral Agent and the Lenders that:

(a) the representations and warranties set forth in the Credit Agreement and in each of the other Loan Documents are true and correct in all material respects on the Second Amendment Effective Date, as if made on and as of the Second Amendment Effective Date and as if each reference therein to “this Agreement” or the “Credit Agreement” or the like includes reference to this Amendment and the Credit Agreement as amended hereby (except to the extent that such representations and warranties expressly relate to an earlier date, in which case they are true and correct in all material respects as of such earlier date); provided, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; and

(b) after giving effect to this Amendment, no Default or Event of Default exists as of the First Amendment Effective Date.

4. Conditions Precedent. The amendments set forth in this Amendment shall not be effective until each of the following conditions precedent are satisfied in a manner satisfactory to the Administrative Agent:

(a) receipt by the Administrative Agent of (i) a copy of this Amendment, duly authorized and executed by the Borrower and the Requisite Lenders, and (ii) complete and correct copies of each of the documents executed or delivered in connection with the entrance into the Term Facility Credit Agreement, together with information as reasonably requested by the Administrative Agent evidencing that the Senior Notes Redemption shall have been consummated;

(b) to the extent invoiced at least one (1) Business Day prior to the Second Amendment Effective Date, reimbursement or payment of all reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of Choate, Hall & Stewart LLP, counsel to the Administrative Agent and the Collateral Agent) required to be reimbursed or paid by the Loan Parties pursuant to the terms of Section 12.3 of the Credit Agreement; and

(c) receipt by the Administrative Agent of a certificate of a Responsible Officer of the Borrower stating that after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing, nor shall any Default or Event of Default result from the consummation of the transactions contemplated herein.

5. Effect on Loan Documents. As amended hereby, the Credit Agreement and the other Loan Documents shall be and remain in full force and effect in accordance with their terms and hereby are ratified and confirmed by each of Holdings and the Borrower in all respects. The execution, delivery, and performance of this Amendment shall not operate as a waiver of any right, power, or remedy of the Administrative Agent, the Collateral Agent or the Lenders under the Credit Agreement or the other Loan Documents. Each of Holdings and the Borrower hereby acknowledges and agrees that, after giving effect to the Amendment, all of its respective obligations and liabilities under the Loan Documents to which it is a party, as such obligations and liabilities have been amended by the Amendment, are reaffirmed and remain in full force and effect. After giving effect to the Amendment, each of Holdings and the Borrower reaffirms each Lien granted by it to the Collateral Agent for the benefit of the Secured Parties under each of the Loan Documents to which it is a party, which Liens shall continue in full force and effect during the term of the Credit Agreement, and shall continue to secure the Obligations (after giving effect to the Amendment), in each case, on and subject to the terms and conditions set forth in the Credit Agreement and the other Loan Documents.

6. No Novation; Entire Agreement. This Amendment is not a novation or discharge of the terms and provisions of the obligations of the Borrower under the Credit Agreement and the other Loan Documents. There are no other understandings, express or implied, among Holdings, the Borrower, the Administrative Agent, the Collateral Agent and the Lenders regarding the subject matter hereof or thereof.

7. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8. Counterparts; Electronic Execution. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by facsimile or other electronic transmission also shall deliver a manually executed counterpart of this Amendment but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

9. Construction. This Amendment and the Credit Agreement shall be construed collectively and in the event that any term, provision or condition of any of such documents is inconsistent with or contradictory to any term, provision or condition of any other such document, the terms, provisions and conditions of this Amendment shall supersede and control the terms, provisions and conditions of the Credit Agreement. Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified hereby.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

J. CREW GROUP, INC., as the Borrower

By:	/s/ Stuart C. Haselden
Name:	Stuart C. Haselden
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Second Amendment to Credit Agreement]

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent

By:	/s/ Joseph Becker
Name: Joseph Becker
Title: Managing Director

BANK OF AMERICA, N.A.,
as Swing Loan Lender, Issuer and a Lender

By:	/s/ Joseph Becker
Name: Joseph Becker
Title: Managing Director

[Signature Page to Second Amendment to Credit Agreement]

Wells Fargo Bank, N.A.,
as a Lender

By:	/s/ Ian Maccubbin
Name: Ian Maccubbin
Title: Assistant Vice President

[Signature Page to Second Amendment to Credit Agreement]

HSBC Bank USA, N.A.,
as a Lender

By:	/s/ Brian Gingue
Name: Brian Gingue
Title: Vice President

[Signature Page to Second Amendment to Credit Agreement]

SunTrust Bank,
as a Lender

By:	/s/ Angela Leake
Name: Angela Leake
Title: Director

[Signature Page to Second Amendment to Credit Agreement]

TD Bank N.A.,
as a Lender

By:	/s/ Eustachio Bruno
Name: Eustachio Bruno
Title: Vice President

[Signature Page to Second Amendment to Credit Agreement]

U.S. Bank National Association,
as a Lender

By:	/s/ Christopher Fudge
Name: Christopher Fudge
Title: VP

[Signature Page to Second Amendment to Credit Agreement]

Sumitomo Mitsui Banking Corporation of Canada,
as a Lender

By:	/s/ Ming Chang
Name: Ming Chang
Title: Senior Vice President

[Signature Page to Second Amendment to Credit Agreement]

Mizuho Bank, Ltd.,
as a Lender

By:	/s/ James Fayen
Name: James Fayen
Title: Deputy General Manager

[Signature Page to Second Amendment to Credit Agreement]